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Jzaneen Lalani Vice President, Legal Affairs (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Provides Update on MEM 3454 Program

MONTVALE, N.J., June 1, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that the initiation of its Phase 2a clinical trial of MEM 3454, the Company’s lead nicotinic alpha-7 receptor partial agonist, in Alzheimer’s disease has been delayed. This delay is based on feedback from the U.S. Food and Drug Administration (FDA) concerning the potential for impurities in the clinical material that the Company proposed for use in the Phase 2a trial. The Phase 2a trial of MEM 3454 was originally expected to commence in June 2006 and is now expected to commence later this year.

“We are committed to resolving this issue as rapidly as possible,” stated Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. “We are currently exploring the use of a batch of MEM 3454 that we have already produced using a different manufacturing process than that originally proposed for the Phase 2a clinical trial. We believe this change may address the agency’s concerns. Our decision to proceed with a proof-of-concept trial for MEM 3454 was based on the safety and pharmacokinetic results of the Phase 1 trial of MEM 3454, coupled with the positive cognitive data generated in that trial, and we are looking forward to resolving the agency’s concerns so that we can advance MEM 3454 into the next phase of its development as quickly as possible.”

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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